Exhibit 5.1

November 27, 2020

Beam Global

5660 Eastgate Dr.

San Diego, California 92121

Ladies and Gentlemen:

We have acted as counsel to Beam Global, a Nevada corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) a prospectus supplement dated November 23, 2020 (the “Prospectus Supplement”) to a Registration Statement on Form S-3 (File No. 333-238701), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the issuance and sale by the Company of up to 250,000 shares (the “Shares”) of common stock, $0.001 par value (the “Common Stock”), pursuant to an Underwriting Agreement dated July 1, 2020, between the Company and Maxim Group LLC, as representative of the several underwriters identified therein (the “Underwriting Agreement”). The Underwriting Agreement is being filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Underwriting Agreement, the Registration Statement and the Prospectus Supplement.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein with concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the State of Nevada, including all applicable provisions of the Constitution of the State of Nevada and reported judicial decisions relating thereto.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the Underwriting Agreement, the Registration Statement and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Weintraub Tobin Chediak Coleman Grodin

Weintraub Tobin Chediak Coleman Grodin